News Release

FOR IMMEDIATE RELEASE	CONTACT
August 13, 2009	Craig J. Renner
301-843-8600

ACPT ANNOUNCES RESULTS FOR SIX MONTHS ENDED JUNE 30, 2009

ST. CHARLES, MD — American Community Properties Trust (“ACPT” or the “Company”) (NYSE Amex: APO), a diversified real estate organization, today announced results for the six and three month periods ended June 30, 2009.
For the six months ended June 30, 2009, the Company reported net income attributable to ACPT shareholders of $688,000, or $0.13 per basic and diluted share, on revenue of $21,355,000.  This compares to a net loss attributable to ACPT shareholders of $1,371,000, or $0.26 per basic and diluted share, on revenue of $26,760,000 for the same period in 2008.
For the quarter ended June 30, 2009, the Company reported net income attributable to ACPT shareholders of $858,000, or $0.16 per basic and diluted share, on revenues of $11,969,000.  This compares to a net loss attributable to ACPT shareholders of $178,000, or $0.03 per basic and diluted share, on revenues of $14,620,000 for the same period in 2008.
Net income attributable to ACPT shareholders for the six and three month periods ended June 30, 2009 included income from discontinued operations for our multifamily apartment holdings in Puerto Rico and Baltimore, Maryland.  The Company reported a loss from continuing operations of $308,000 compared to a loss of $567,000 for the six months ended June 30, 2009 and 2008, respectively.  For the quarter ended June 30, 2009, the Company reported a loss from continuing operations of $145,000 compared to a loss of $121,000 during the second quarter of 2008.
Steve Griessel, Chief Executive Officer, noted that the greater efficiency in apartments was a key factor in the Company’s improved results.  “Our focus on cost control and customer service resulted in improvements to net operating income, which increased 6% compared to the same period last year,” said Mr. Griessel.  “We believe this trend will continue to have a positive impact on our results in future quarters.  In addition, Lennar Corp. has reported to us strong demand particularly for new townhomes in St. Charles’ Fairway Village in the first six months of this year resulting in a substantial decrease in their St. Charles lot inventory.  We expect that this improved sales pace, combined with the agreements signed with additional builders in the first quarter of this year, will lead to improved demand for lots over the final six months of 2009.”
Matthew M. Martin, Chief Financial Officer, said that for the six months ended June 30, 2009, consolidated rental revenue increased $293,000, or 2%, to $17,172,000, compared to the same period of 2008.  “The increase was primarily attributable to increased leasing in the Company’s Parque Escorial office building, as well as, overall rent increases at properties in the United States and Puerto Rico, offset by an increase in vacancies in the United States,” said Mr. Martin.

Mr. Martin also noted that the Company uses net operating income1 (“NOI”) and funds from operations2 (“FFO”) to assess the results of the Company’s operations and to help investors understand the Company’s performance.  In the United States, NOI increased 3% and 5%, to $9,579,000 and $4,871,000 during the six months and three month periods ended June 30, 2009, respectively.  Mr. Martin explained that the increase was due to annual rent increases of 3% and the impact of cost savings initiatives.
In the United States, FFO decreased $916,000 and $561,000, or 20% and 21%, to $3,681,000 and $2,060,000 for the six and three month periods ended June 30, 2009, respectively.  Mr. Martin attributed the decrease to write-downs of the value of rental properties in Baltimore, Maryland.  Community development land sales decreased $2,468,000, or 41%, in the first six months of 2009, compared to the same period last year.  The Company reported sales of 41 lots in its St. Charles, Maryland planned community, compared to 69 lots in the first six months of 2008.  “Our lot sales for the second quarter are not reflective of home sales activities as Lennar worked through selling their lot inventory on hand as of December 31, 2008,” said Mr. Griessel, who further noted that the pace of sales of new homes within St. Charles, as reported to us by Lennar, has improved.  The number of contracts written for new homes during the first half of 2009 has surpassed the entirety of home sales in St. Charles for the year 2008.
There were no unit sales reported in Parque Escorial, compared to 12 units sold, totaling $2,982,000, during the first six months of 2008.  “The sales environment for new condominiums in Puerto Rico remains very difficult,” said Mr. Griessel.  The Company has six units in inventory in Torres del Escorial section of Parque Escorial, and one of those units is currently under contract.  Due to the slow pace of sales, Mr. Griessel said the Company does not project selling its remaining inventory in 2009.
Mr. Griessel said the Company has started to benefit from actions taken by management in the last six to nine months, and expects to continue to do so throughout the rest of 2009 and into 2010.  Mr. Griessel noted that:
•
the Company reported a decrease in general and administrative costs for the six months ended June 30, 2009, of $653,000, or 13%, compared to the first six months of 2008.  Mr. Griessel said the reduction was the result of the reorganization and cost-savings initiatives implemented in the fourth quarter of 2008.

•
the Company has executed lot sales agreements with three national homebuilders—Lennar, NVR, and Richmond American—and that the latter two homebuilders are expected to begin purchasing lots in St. Charles’ Fairway Village in the third quarter of 2009.  Mr. Griessel said that the Company believes that the combination of the existing lot sales agreements will help improve the pace and timing of lot sales in St. Charles.

•	the Company expects to take occupancy of the first units at Gleneagles, a 184-unit apartment property currently under construction in St. Charles, in the fourth quarter of 2009.

1 Net Operating Income (“NOI”) is calculated as real estate rental revenue less real estate operating expense.  NOI is a non-GAAP measure.  Management believes that NOI is helpful to investors as it captures the performance of our real estate operations in a measure that is comparable with other entities that have different capitalization.

2 Funds From Operations (“FFO”) is a non-GAAP financial measure, that we believe, when considered with the financial statements, prepared in accordance with GAAP, is helpful to investors in understanding our performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property.  The Company computes FFO in accordance with the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures the Company expects to complete the sale of the Puerto Rico multifamily apartment holdings in the third quarter of 2009.
   the Company continues to attempt to execute the plan to strategically dispose of the Baltimore multifamily holdings.  Three of the properties have firm commitments and are awaiting approval for loan assumption.  The other two were recently re-listed.

ACPT’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.
Company Information
ACPT (NYSE Amex: APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services.  ACPT is currently listed on the NYSE Amex under the symbol AmCmntyProp (APO).  When filed, ACPT’s Form 10-Q will be available via the Internet at www.acptrust.com.
Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws.  Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement.  Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products.  Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company’s products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, general economic conditions, the current slowdown in the U.S. economy, our ability to find suitable financing for our development activities, the normal cyclical nature of the real estate industry, and changes in our tax status.  Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  For more information on the risks that may affect the Company’s operations, business and prospects, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the Securities and Exchange Commission as well as, when filed, the quarterly report on Form 10-Q for the six and three month periods ended June 30, 2009.

AMERICAN COMMUNITY PROPERTIES TRUST
Unaudited Financial Highlights
(in thousands, except per share amounts)

Six Months Ended	Three Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenues	$21,355	$26,760	$11,969	$14,620

Expenses	17,599	23,299	9,516	12,670

Operating Income	3,756	3,461	2,453	1,950

Other Expenses	(5,093)	(4,303)	(2,458)	(2,173)

(Loss) income before (benefit) provision for income taxes	(1,337)	(842)	(5)	(223)

(Benefit) provision for income taxes	(1,029)	(275)	140	(102)

Discontinued operations, net of applicable taxes	2,288	517	1,522	105

Consolidated net income (loss)	1,980	(50)	1,377	(16)

Less: Net income attributable to noncontrolling interest	1,292	1,321	519	162

Net income (loss) attributable to ACPT	$688	$(1,371)	$858	$(178)
Earnings per share attributable to common shareholders
Basic and Diluted	$0.13	$(0.26)	$0.16	$(0.03)
Weighted average shares outstanding
Basic and diluted	5,223	5,212	5,223	5,213

U.S. Operating Real Estate Operations

For the six months ended	June 30, 2009	June 30, 2008

Operating revenues	$16,727	$16,683
Operating expenses	7,148	7,422
Net operating income	9,579	9,261
Management and other fees, substantially all from related entities	47	79
General, administrative, selling and marketing	(859)	(727)
Depreciation	(2,331)	(2,529)
Operating income	6,436	6,084
Other expense	(4,196)	(3,868)
Income before provision for income taxes	2,240	2,216
Provision for income taxes	327	446
Income from continuing operations	1,913	1,770
Discontinued operations	(563)	(250)
Consolidated net income	$1,350	$1,520

Depreciation	2,331	3,077
FFO	$3,681	$4,597

For the three months ended	June 30, 2009	June 30, 2008

Operating revenues	$8,432	$8,388
Operating expenses	3,561	3,748
Net operating income	4,871	4,640
Management and other fees, substantially all from related entities	15	41
General, administrative, selling and marketing	(477)	(390)
Depreciation	(1,172)	(1,178)
Operating income	3,237	3,113
Other expense	(2,107)	(1,933)
Income before provision for income taxes	1,130	1,180
Provision for income taxes	274	(93)
Income from continuing operations	856	1,273
Discontinued operations	33	(106)
Consolidated net income	$889	$1,167

Depreciation	1,171	1,454
FFO	$2,060	$2,621

Puerto Rican Operating Real Estate Operations

For the six months ended	June 30, 2009	June 30, 2008

Operating revenues	$445	$196
Operating expenses	335	307
Net operating income	110	(111)
Management and other fees, substantially all from related entities	76	74
General, administrative, selling and marketing	(501)	(561)
Depreciation	(114)	(113)
Operating loss	(429)	(711)
Other expense	(304)	(308)
Loss before (benefit) provision for income taxes	(733)	(1,019)
(Benefit) provision for income taxes	(612)	277
Loss from continuing operations	(121)	(1,296)
Discontinued operations	2,851	767
Consolidated net income (loss)	$2,730	$(529)

Depreciation	114	1,883
FFO	$2,844	$1,354

For the three months ended	June 30, 2009	June 30, 2008

Operating revenues	$245	$90
Operating expenses	184	151
Net operating income	61	(61)
Management and other fees, substantially all from related entities	38	37
General, administrative, selling and marketing	(247)	(294)
Depreciation	(57)	(56)
Operating income	(205)	(374)
Other expense	(113)	(106)
Loss before (benefit) provision for income taxes	(318)	(480)
(Benefit) provision for income taxes	(246)	23
Loss from continuing operations	(72)	(503)
Discontinued operations	1,489	211
Consolidated net income (loss)	$1,417	$(292)

Depreciation	57	948
FFO	$1,474	$656

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